Exhibit 99.1(a)
                                                    NASD: BOKF

BOK Financial Corporation Reports Quarterly Earnings of $162 million or $2.43 Per Share in the First Quarter

CEO Commentary
Stacy Kymes, president and chief executive officer, stated, “The strong financial results in the first quarter are a testament to our diverse business model, strong operating geographies, and disciplined approach to risk management that has long been critical to our ability to sustain success. Our peer-leading tangible capital ratio paired with our balance sheet liquidity have served us well over the last 45 days with the disruptions in our sector. The disruptions and almost unprecedented level of rate volatility in the quarter have demonstrated our ability to both manage critical risks well while also continuing to post strong financial results for our shareholders. In fact, this quarter was the second highest pre-provision net revenue in our history. The first quarter showed sustained revenue in our non-interest income businesses, continued loan growth, and an efficiency ratio below 57 percent. While we cannot be totally immune from the macro economy, we believe this is exactly the environment where we can be most differentiated. Our interest rate, liquidity, and credit risk management are strong and we remain focused on increasing top line revenue in exceptional growth markets."

First Quarter 2023 Financial Highlights
(Unless indicated otherwise, all comparisons are to the prior quarter)
•Net income was $162.4 million or $2.43 per diluted share for the first quarter of 2023 and $168.4 million or $2.51 per diluted share for the fourth quarter of 2022.

•Net interest revenue totaled $352.3 million, consistent with the prior quarter. Net interest margin was 3.45 percent compared to 3.54 percent, driven by higher funding costs, as expected.
•Fees and commissions revenue was $186.0 million, a decrease of $7.6 million. A $10.6 million reduction in brokerage and trading revenue related to lower trading volumes due to escalated market volatility was partially offset by a $4.3 million increase in mortgage banking revenue related to higher production volume and expanded mortgage servicing.
•Due to interest rate volatility in the first quarter, the net cost of the changes in the fair value of mortgage servicing rights and related economic hedges was $10.5 million compared to $1.2 million for the fourth quarter of 2022.
•Operating expense decreased $12.6 million to $305.8 million. Personnel expense decreased $4.3 million. Lower incentive compensation costs, driven largely by a one-time incentive given to employees in the fourth quarter of 2022, were partially offset by increased employee benefits costs related to higher seasonal payroll taxes. Non-personnel expense decreased $8.4 million, led by a reduction in professional fees and mortgage banking costs.
•Period-end loans increased $193 million to $22.8 billion at March 31, 2023, primarily related to a $209 million increase in commercial real estate loans driven largely by loans secured by multifamily residential properties and industrial facilities. Average outstanding loan balances were $22.5 billion, a $500 million increase, primarily due to higher commercial and commercial real estate balances.
•We recorded a $16.0 million provision for expected credit losses in the first quarter of 2023, as key economic assumptions in the base case, including projected West Texas Intermediate ("WTI") oil prices and projected commercial real estate vacancy rates, were less favorable to economic growth. We recorded a $15.0 million provision for expected credit losses in the fourth quarter of 2022, primarily as a result of growth in loans and loan commitments during the quarter. The combined allowance for credit losses totaled $312 million or 1.37 percent of outstanding loans at March 31, 2023. The combined allowance for credit losses was $297 million or 1.31 percent of outstanding loans at December 31, 2022. Net charge-offs were $769 thousand or 0.01 percent of average loans on an annualized basis in the first quarter compared to net charge-offs of $15.5 million or 0.28 percent of average loans on an annualized basis in the fourth quarter.

•Average deposits decreased $2.0 billion to $33.5 billion and period-end deposits decreased $1.9 billion to $32.6 billion as customers redeployed resources and pursued investment alternatives following the savings trend during the height of the pandemic. The impact of recent events in the banking industry was not significant to our deposit trends. Average demand deposits were reduced by $1.8 billion and average interest-bearing deposits decreased $209 million. The loan to deposit ratio was 70 percent at March 31, 2023, up from 65 percent at December 31, 2022, representing a funding profile more consistent with, but still below, pre-pandemic levels.
•The company's tangible common equity ratio, a non-GAAP measure, was 8.46 percent at March 31, 2023 and 7.63 percent at December 31, 2022. The tangible common equity ratio is primarily based on total shareholders' equity, which includes unrealized gains and losses on available for sale securities. Adjusted for all unrealized securities portfolio gains and losses, including those in the investment portfolio, the tangible common equity ratio would be 8.22 percent.
•The company's common equity Tier 1 capital ratio was 12.19 percent at March 31, 2023. In addition, the company's Tier 1 capital ratio was 12.20 percent, total capital ratio was 13.21 percent, and leverage ratio was 9.94 percent at March 31, 2023. At December 31, 2022, the company's common equity Tier 1 capital ratio was 11.69 percent, Tier 1 capital ratio was 11.71 percent, total capital ratio was 12.67 percent, and leverage ratio was 9.91 percent.
•The company repurchased 447,071 shares of common stock at an average price paid of $98.64 a share in the first quarter of 2023.

First Quarter 2023 Segment Highlights
•Commercial Banking contributed $176.5 million to net income in the first quarter of 2023, an increase of $37.2 million over the fourth quarter of 2022. Combined net interest revenue and fee revenue increased $30.7 million, primarily due to an increase in the spread on deposits sold to our Funds Management unit. Net loans charged-off decreased $14.3 million to $76 thousand in the first quarter of 2023. Personnel expense decreased $5.3 million, driven by incentive compensation costs. Average loans increased $496 million or 3 percent to $18.8 billion. Average deposits decreased $971 million or 6 percent to $15.9 billion.
•Consumer Banking contributed $50.7 million to net income in the first quarter of 2023, an increase of $41.7 million over the prior quarter. Combined net interest revenue and fee revenue increased $59.0 million, largely due to an increase in the spread on deposits sold to our Funds Management unit. Fees and commissions revenue increased $3.0 million. Mortgage banking revenue increased $4.3 million as mortgage production volumes grew $54.0 million, partially offset by decreases in deposit service charges and other revenue. Operating expense decreased $4.3 million. Mortgage banking costs decreased $3.2 million from lower prepayments combined with reduced accruals related to default servicing and loss mitigation costs on loans serviced for others. Personnel expense decreased $1.1 million. Average loans increased $22 million or 1 percent to $1.7 billion. Average deposits decreased $369 million or 4 percent to $8.2 billion.

•Wealth Management contributed $52.4 million to net income in the first quarter of 2023, an increase of $11.0 million over the fourth quarter of 2022. Combined net interest and fee revenue increased $13.9 million, primarily due to an increase in the spread on deposits sold to our Funds Management unit, which was partially offset by a decrease of $9.0 million in total revenue from institutional trading activities from reduced U.S. agency residential mortgage-backed securities trading volumes. Average loans decreased $22 million or 1 percent to $2.2 billion. Average deposits decreased $456 million or 6 percent to $7.4 billion. Assets under management or administration were $102.3 billion, an increase of $2.6 billion.

Net Interest Revenue
Net interest revenue was $352.3 million for the first quarter of 2023, relatively unchanged from the prior quarter. Net interest margin was 3.45 percent compared to 3.54 percent, driven by expected deposit repricing activity. In recent prior quarters, the rapid pace of market interest rate increases grew net interest margin as our earning assets, led by our significant percentage of variable-rate loans, repriced at a higher rate and faster pace than our interest-bearing liabilities. In the current quarter, we saw margin compression as our interest-bearing liabilities began to catch up and reprice more quickly.
Average earning assets increased $1.5 billion. Average loan balances increased $500 million, largely due to growth in commercial and commercial real estate loans. Average available for sale securities increased $785 million as we reposition our balance sheet for the current rate environment. Average fair value option securities, held as an economic hedge of the changes in fair value of our mortgage servicing rights, increased $208 million while average restricted equity securities grew $100 million. Average interest-bearing deposits decreased $209 million as customers redeployed resources following the savings trend during the height of the pandemic. Average other borrowings increased $2.0 billion while funds purchased and repurchase agreements grew $713 million.
The yield on average earning assets was 5.06 percent, up 53 basis points. The loan portfolio yield increased 68 basis points to 6.67 percent while the yield on trading securities was up 82 basis points to 4.52 percent. The yield on the available for sale securities portfolio increased 33 basis points to 2.87 percent while the yield on the fair value option securities portfolio grew 77 basis points to 5.17 percent. The yield on interest-bearing cash and cash equivalents increased 22 basis points to 4.28 percent.
Funding costs were 2.43 percent, an 86 basis point increase. The cost of interest-bearing deposits increased 61 basis points to 1.83 percent. The cost of funds purchased and repurchase agreements increased 128 basis points to 3.33 percent while the cost of other borrowings was up 65 basis points to 4.73 percent. The benefit to net interest margin from assets funded by non-interest liabilities was 82 basis points, an increase of 24 basis points.

Fees and Commissions Revenue
Fees and commissions revenue totaled $186.0 million for the first quarter of 2023, a decrease of $7.6 million from the prior quarter.
Brokerage and trading revenue decreased $10.6 million, with an $8.3 million reduction in trading revenue, largely due to a lower volume of U.S. agency residential mortgage-backed securities trading activity caused by high market volatility. Total investment banking revenue decreased $2.6 million with a reduction in syndication activity partially offset by higher underwriting fees. Transaction card revenue decreased $1.5 million, largely related to a decline in seasonal transaction volumes.
Mortgage banking revenue increased $4.3 million as mortgage originations were up following seasonal declines in the prior quarter. Mortgage production volume increased $54 million to $165 million.

Operating Expense
Total operating expense was $305.8 million for the first quarter of 2023, a decrease of $12.6 million compared to the fourth quarter of 2022.
Personnel expense was $182.1 million, including $1.7 million of deferred compensation expense. Excluding deferred compensation costs, personnel expense decreased $2.1 million. Cash-based incentive compensation decreased $12.6 million, largely due to a one-time incentive given to employees in the fourth quarter of 2022. Share-based compensation expense increased $2.2 million due to changes in assumptions of certain performance-based equity awards while regular compensation increased $2.2 million along with our annual merit increases in March. Employee benefits expense was up $6.1 million due to a seasonal increase in payroll taxes.
Non-personnel expense was $123.7 million, a decrease of $8.4 million. Professional fees and services expense decreased $5.3 million, largely related to reduced legal fees and lower technology project costs. Lower prepayments and decreased accruals related to default servicing and loss mitigations costs led to a $3.2 million reduction in mortgage banking costs. The fourth quarter of 2022 also included a $2.5 million charitable donation to the BOKF Foundation. These decreases were partially offset by $2.6 million more in FDIC insurance expenses from higher assessment rates.

Loans, Deposits and Capital
Loans
Outstanding loans were $22.8 billion at March 31, 2023, growing $193 million over December 31, 2022, largely due to growth in commercial real estate loans, primarily from loans secured by multifamily residential properties and industrial facilities. Unfunded loan commitments decreased $304 million compared to the fourth quarter.
Outstanding commercial loan balances, which includes services, general business, energy, and healthcare loans, were largely unchanged compared to the prior quarter.
General business loans decreased $155 million to $3.4 billion or 15 percent of total loans. General business loans include $2.0 billion of wholesale/retail loans and $1.4 billion of loans from other commercial industries.
Services sector loan balances increased $132 million to $3.6 billion or 16 percent of total loans. Services loans consist of a large number of loans to a variety of businesses, including Native American tribal and state and local municipal government entities, Native American tribal casino operations, foundations and not-for-profit organizations, educational services and specialty trade contractors.
Healthcare sector loan balances increased $54 million, totaling $3.9 billion or 17 percent of total loans. Our healthcare sector loans primarily consist of $3.2 billion of senior housing and care facilities, including independent living, assisted living and skilled nursing. Generally, we loan to borrowers with a portfolio of multiple facilities, which serves to help diversify risks specific to a single facility.

Energy loan balances decreased $27 million to $3.4 billion or 15 percent of total loans. The majority of this portfolio is first lien, senior secured, reserve-based lending to oil and gas producers, which we believe is the lowest risk form of energy lending. Approximately 67 percent of committed production loans are secured by properties primarily producing oil. The remaining 33 percent is secured by properties primarily producing natural gas. Unfunded energy loan commitments were $4.1 billion at March 31, 2023, an increase of $246 million over December 31, 2022.
Commercial real estate loan balances grew $209 million and represent 21 percent of total loans. Loans secured by multifamily residential properties increased $151 million to $1.4 billion. Loans secured by industrial facilities increased $88 million to $1.3 billion. This growth was partially offset by a $28 million decrease in other real estate loans. Unfunded commercial real estate loan commitments were $2.7 billion at March 31, 2023, a decrease of $397 million compared to December 31, 2022. We take a disciplined approach to managing our concentration of commercial real estate loan commitments as a percentage of Tier 1 Capital. While loan commitments are presently at the upper concentration limit, we expect continued growth in our commercial real estate balances as loans fund, primarily in the multifamily and industrial loan portfolios.
Loans to individuals decreased $20 million and represent 16 percent of total loans. Personal loans decreased $35 million while total residential mortgage loans increased $14 million.
Liquidity and Capital
Our funding sources, which primarily include deposits and borrowings from the Federal Home Loan Banks, provide adequate liquidity to meet our needs. The loan to deposit ratio was 70 percent at March 31, 2023, providing significant on-balance sheet liquidity to meet future loan demand and contractual obligations.
Period-end deposits totaled $32.6 billion at March 31, 2023, a $1.9 billion decrease, largely due to clients redeploying capital and seeking higher yielding alternatives following the savings trend during the pandemic. This trend is consistent with prior quarters and is in line with previous guidance. Demand deposits decreased $1.8 billion while interest-bearing transaction account balances decreased $225 million. Time deposits increased $115 million. Average deposits were $33.5 billion at March 31, 2023, a $2.0 billion decrease. Average demand deposit account balances decreased $1.8 billion and average interest-bearing transaction account balances decreased $258 million. Average Commercial Banking deposits decreased $971 million to $15.9 billion or 47 percent of total deposits. Our commercial deposit portfolio is highly diversified across industries and customers. The highest concentration by industry within our commercial deposit portfolio is with our energy customers at 7 percent. Wealth Management deposits decreased $456 million to $7.4 billion or 22 percent of total deposits and Consumer Banking deposits declined $369 million to $8.2 billion or 25 percent of total deposits.
The company's common equity Tier 1 capital ratio was 12.19 percent at March 31, 2023. In addition, the company's Tier 1 capital ratio was 12.20 percent, total capital ratio was 13.21 percent, and leverage ratio was 9.94 percent at March 31, 2023. At the beginning of 2020, we elected to delay the regulatory capital impact of the transition of the allowance for credit losses from the incurred loss methodology to CECL for two years, followed by a three-year transition period. This election added 6 basis points to the company's common equity tier 1 capital ratio at March 31, 2023. At December 31, 2022, the company's common equity Tier 1 capital ratio was 11.69 percent, Tier 1 capital ratio was 11.71 percent, total capital ratio was 12.67 percent, and leverage ratio was 9.91 percent.

The company's tangible common equity ratio, a non-GAAP measure, was 8.46 percent at March 31, 2023 and 7.63 percent at December 31, 2022. The tangible common equity ratio is primarily based on total shareholders' equity, which includes unrealized gains and losses on available for sale securities. Adjusted for all unrealized securities portfolio gains and losses, including those in the investment portfolio, the tangible common equity ratio would be 8.22 percent. The company has elected to exclude unrealized gains and losses from available for sale securities from its calculation of Tier 1 capital for regulatory capital purposes, consistent with the treatment under the previous capital rules.
The company repurchased 447,071 shares of common stock at an average price paid of $98.64 a share in the first quarter of 2023. We view share buybacks opportunistically, but within the context of maintaining our strong capital position.

Credit Quality
Expected credit losses on assets carried at amortized cost are recognized over their projected lives based on models that measure the probability of default and loss given default over a 12-month reasonable and supportable forecast period. Our models incorporate base case, downside and upside macroeconomic variables such as real gross domestic product ("GDP") growth, civilian unemployment rates and WTI oil prices on a probability weighted basis.
A $16.0 million provision for credit losses was necessary for the first quarter of 2023, as key economic assumptions in the base case, including projected WTI oil prices and projected commercial real estate vacancy rates, were less favorable to economic growth.
The probability weighting of our base case reasonable and supportable forecast remained at 50 percent in the first quarter of 2023 as the level of uncertainty in economic forecasts remained high. Our base case reasonable and supportable forecast assumes inflation continues to improve from the peak experienced in 2022 and reaches 3.0 percent by the end of 2023. We expect the impact of the Russian-Ukraine conflict remains isolated and stress in the banking sector does not become widespread. Inflation pressures cause modest declines in real household income compared to pre-pandemic levels, resulting in below-trend GDP growth. GDP is projected to grow by 0.7 percent over the next twelve months. Job openings revert to more normalized levels and overall hiring levels decline, causing the national unemployment rate to modestly increase over the next four quarters. Our forecasted civilian unemployment rate is 3.8 percent for the second quarter of 2023, increasing to 4.1 percent by the first quarter of 2024. Our base case also assumes the Federal Reserve increases the federal funds rate once in the second quarter of 2023, resulting in a target range of 5.00 percent to 5.25 percent. No additional rate increases are anticipated for the remainder of the forecast horizon. WTI oil prices are projected to generally follow the NYMEX forward curve that existed at the end of March 31, 2023, averaging $69.18 per barrel over the next twelve months.
Our downside case, probability weighted at 40 percent, assumes that inflation moderates slightly from the peak experienced in 2022, but remains elevated through the forecast horizon ending 2023 at 5.0 percent. Higher levels of inflation force the Federal Reserve to adopt a more aggressive monetary policy as compared to the base case scenario. This results in a federal funds target range of 5.75 percent to 6.00 percent by the first quarter of 2024. The United States economy is pushed into a recession, with a contraction in economic activity and a sharp increase in the unemployment rate from 4.7 percent in the second quarter of 2023 to 6.0 percent in the first quarter of 2024. In this scenario, real GDP is expected to contract 2.0 percent over the next four quarters. WTI oil prices are projected to average $58.02 per barrel over the next twelve months, peaking at $62.53 in the second quarter of 2023 and falling 17 percent over the following three quarters.

Nonperforming assets totaled $133 million or 0.58 percent of outstanding loans and repossessed assets at March 31, 2023, compared to $300 million or 1.33 percent at December 31, 2022. Excluding loans guaranteed by U.S. government agencies, nonperforming assets totaled $119 million or 0.53 percent of outstanding loans and repossessed assets at March 31, 2023, compared to $121 million or 0.54 percent at December 31, 2022.
Nonaccruing loans were $120 million or 0.53 percent of outstanding loans at March 31, 2023. Nonaccruing commercial loans totaled $54 million or 0.38 percent of outstanding commercial loans. Nonaccruing commercial real estate loans totaled $22 million or 0.45 percent of outstanding commercial real estate loans. Nonaccruing loans to individuals totaled $44 million or 1.19 percent of outstanding loans to individuals.
Nonaccruing loans decreased $1.5 million compared to December 31, 2022. Nonaccruing services loans decreased $8.1 million, nonaccruing healthcare loans decreased $3.8 million and nonaccruing energy loans decreased $1.3 million. These decreases were partially offset by a $7.3 million increase in nonaccruing general business loans and a $5.1 million increase in nonaccruing commercial real estate loans. New nonaccruing loans identified in the first quarter totaled $25 million, offset by $22 million in payments received.
Potential problem loans, which are defined as performing loans that, based on known information, cause management concern as to the borrowers' ability to continue to perform, totaled $137 million at March 31, 2023, compared to $94 million at December 31, 2022. An increase in potential problem general business and services loans was offset by a decrease in energy, healthcare and commercial real estate potential problem loans.
At March 31, 2023, the combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments was $312 million or 1.37 percent of outstanding loans and 295 percent of nonaccruing loans. The allowance for loan losses totaled $249 million or 1.10 percent of outstanding loans and 235 percent of nonaccruing loans. At December 31, 2022, the combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments was $297 million or 1.31 percent of outstanding loans and 278 percent of nonaccruing loans. The allowance for loan losses was $236 million or 1.04 percent of outstanding loans and 221 percent of nonaccruing loans. The allowance to nonaccruing loan percentages referenced above omit residential mortgage loans guaranteed by U.S. government agencies.
Gross charge-offs were $3.7 million for the first quarter compared to $17.8 million for the fourth quarter of 2022. Gross charge-offs for the first quarter were primarily related to a single commercial real estate borrower. Recoveries totaled $2.9 million for the first quarter of 2023 and $2.3 million for the prior quarter. Net charge-offs were $769 thousand or 0.01 percent of average loans on an annualized basis in the first quarter compared to net charge-offs of $15.5 million or 0.28 percent of average loans on an annualized basis in the fourth quarter. Net charge-offs were 0.07 percent of average loans over the last four quarters.

Securities and Derivatives
The fair value of the available for sale securities portfolio totaled $11.9 billion at March 31, 2023, a $444 million increase over December 31, 2022. At March 31, 2023, the available for sale securities portfolio consisted primarily of $6.0 billion of residential mortgage-backed securities fully backed by U.S. government agencies and $4.6 billion of commercial mortgage-backed securities fully backed by U.S. government agencies. At March 31, 2023, the available for sale securities portfolio had a net unrealized loss of $742 million compared to $866 million at December 31, 2022.
We hold an inventory of trading securities in support of sales to a variety of customers. At March 31, 2023, the trading securities portfolio totaled $2.3 billion compared to $4.5 billion at December 31, 2022.
The company also maintains a portfolio of residential mortgage-backed securities issued by U.S. government agencies and interest rate derivative contracts as an economic hedge of the changes in the fair value of our mortgage servicing rights. This portfolio of fair value option securities increased $30 million to $326 million at March 31, 2023.
Derivative contracts are carried at fair value. At March 31, 2023, the net fair values of derivative contracts, before consideration of cash margin, reported as assets under our customer derivative programs totaled $572 million compared to $1.0 billion at December 31, 2022. The aggregate net fair value of derivative contracts, before consideration of cash margin, held under these programs reported as liabilities totaled $578 million at March 31, 2023 and $1.0 billion at December 31, 2022.
The net cost of the changes in the fair value of mortgage servicing rights and related economic hedges was $10.5 million during the first quarter of 2023, including a $6.1 million decrease in the fair value of mortgage servicing rights, $4.7 million decrease in the fair value of securities and derivative contracts held as an economic hedge, and $187 thousand of related net interest revenue.

Conference Call and Webcast
The company will hold a conference call at 9 a.m. Central time on Wednesday, April 26, 2023 to discuss the financial results with investors. The live audio webcast and presentation slides will be available on the company’s website at www.bokf.com. The conference call can also be accessed by dialing 1-201-689-8471. A conference call and webcast replay will also be available shortly after conclusion of the live call at www.bokf.com or by dialing 1-844-512-2921 and referencing conference ID # 13737852.

About BOK Financial Corporation
BOK Financial Corporation is a $46 billion regional financial services company headquartered in Tulsa, Oklahoma with $102 billion in assets under management or administration. The company's stock is publicly traded on NASDAQ under the Global Select market listings (BOKF). BOK Financial Corporation's holdings include BOKF, NA; BOK Financial Securities, Inc., BOK Financial Private Wealth, Inc. and BOK Financial Insurance, Inc. BOKF, NA's holdings include TransFund, Cavanal Hill Investment Management, Inc. and BOK Financial Asset Management, Inc. BOKF, NA operates banking divisions across eight states as: Bank of Albuquerque; Bank of Oklahoma; Bank of Texas; and BOK Financial in Arizona, Arkansas, Colorado, Kansas and Missouri; as well as having limited purpose offices in Nebraska, Wisconsin and Connecticut. Through its subsidiaries, BOK Financial Corporation provides commercial and consumer banking, brokerage trading, investment, trust and insurance services, mortgage origination and servicing, and an electronic funds transfer network. For more information, visit www.bokf.com.

The company will continue to evaluate critical assumptions and estimates, such as the appropriateness of the allowance for credit losses and asset impairment as of March 31, 2023 through the date its financial statements are filed with the Securities and Exchange Commission and will adjust amounts reported if necessary.
This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial Corporation, the financial services industry, the economy generally and the expected or potential impact of the novel coronavirus (COVID-19) pandemic, and the related responses of the government, consumers, and others, on our business, financial condition and results of operations. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “projects,” “will,” “intends,” variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to and discussion of the provision and allowance for credit losses, allowance for uncertain tax positions, accruals for loss contingencies and valuation of mortgage servicing rights involve judgments as to expected events and are inherently forward-looking statements. Assessments that acquisitions and growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified. These various forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to changes in government, consumer or business responses to, and ability to treat or prevent further outbreak of the COVID-19 pandemic, changes in commodity prices, interest rates and interest rate relationships, inflation, demand for products and services, the degree of competition by traditional and nontraditional competitors, changes in banking regulations, tax laws, prices, levies and assessments, the impact of technological advances, and trends in customer behavior as well as their ability to repay loans. BOK Financial Corporation and its affiliates undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

                                                Exhibit 99.1(b)

BALANCE SHEETS – UNAUDITED
BOK FINANCIAL CORPORATION
(In thousands)

	Mar. 31, 2023	Dec. 31, 2022
ASSETS
Cash and due from banks	$792,371	$943,810
Interest-bearing cash and cash equivalents	571,613	457,906
Trading securities	2,294,358	4,464,161
Investment securities, net of allowance	2,448,136	2,513,687
Available for sale securities	11,937,841	11,493,860
Fair value option securities	326,390	296,590
Restricted equity securities	288,181	299,651
Residential mortgage loans held for sale	74,175	75,272
Loans:
Commercial	14,217,349	14,212,499
Commercial real estate	4,815,316	4,606,777
Loans to individuals	3,717,388	3,737,874
Total loans	22,750,053	22,557,150
Allowance for loan losses	(249,460)	(235,704)
Loans, net of allowance	22,500,593	22,321,446
Premises and equipment, net	623,112	565,175
Receivables	265,680	273,815
Goodwill	1,044,749	1,044,749
Intangible assets, net	72,689	76,131
Mortgage servicing rights	299,803	277,608
Real estate and other repossessed assets, net	12,651	14,304
Derivative contracts, net	394,291	880,343
Cash surrender value of bank-owned life insurance	408,614	406,751
Receivable on unsettled securities sales	18,186	31,004
Other assets	1,150,689	1,354,379
TOTAL ASSETS	$45,524,122	$47,790,642

LIABILITIES AND EQUITY
Deposits:
Demand	$11,606,975	$13,395,337
Interest-bearing transaction	18,434,489	18,659,115
Savings	962,673	964,411
Time	1,576,610	1,461,842
Total deposits	32,580,747	34,480,705
Funds purchased and repurchase agreements	1,599,724	2,270,377
Other borrowings	4,735,885	4,736,908
Subordinated debentures	131,148	131,205
Accrued interest, taxes and expense	268,449	296,870
Due on unsettled securities purchases	262,492	147,470
Derivative contracts, net	510,483	554,900
Other liabilities	557,167	484,849
TOTAL LIABILITIES	40,646,095	43,103,284
Shareholders' equity:
Capital, surplus and retained earnings	5,603,340	5,519,604
Accumulated other comprehensive loss	(728,554)	(836,955)
TOTAL SHAREHOLDERS' EQUITY	4,874,786	4,682,649
Non-controlling interests	3,241	4,709
TOTAL EQUITY	4,878,027	4,687,358
TOTAL LIABILITIES AND EQUITY	$45,524,122	$47,790,642

AVERAGE BALANCE SHEETS – UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands)

	Three Months Ended
	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	June 30, 2022	Mar. 31, 2022
ASSETS
Interest-bearing cash and cash equivalents	$616,596	$568,307	$748,263	$843,619	$1,050,409
Trading securities	3,031,969	3,086,985	3,178,068	4,166,954	8,537,390
Investment securities, net of allowance	2,473,796	2,535,305	2,593,989	610,983	195,198
Available for sale securities	11,738,693	10,953,851	10,306,257	12,258,072	13,092,422
Fair value option securities	300,372	92,012	36,846	54,832	75,539
Restricted equity securities	316,724	216,673	173,656	167,732	164,484
Residential mortgage loans held for sale	65,769	98,613	132,685	148,183	179,697
Loans:
Commercial	14,046,237	13,846,339	13,508,325	13,472,488	12,887,816
Commercial real estate	4,757,362	4,488,091	4,434,650	4,061,129	4,059,148
Loans to individuals	3,672,648	3,641,574	3,656,257	3,524,097	3,516,698
Total loans	22,476,247	21,976,004	21,599,232	21,057,714	20,463,662
Allowance for loan losses	(238,909)	(242,450)	(241,136)	(246,064)	(254,191)
Loans, net of allowance	22,237,338	21,733,554	21,358,096	20,811,650	20,209,471
Total earning assets	40,781,257	39,285,300	38,527,860	39,062,025	43,504,610
Cash and due from banks	857,771	865,796	821,801	822,599	790,440
Derivative contracts, net	546,018	1,239,717	2,019,905	3,051,429	2,126,282
Cash surrender value of bank-owned life insurance	408,124	406,826	410,667	408,489	406,379
Receivable on unsettled securities sales	177,312	194,996	219,113	457,165	375,616
Other assets	3,211,986	3,216,983	3,119,856	3,486,691	3,357,747
TOTAL ASSETS	$45,982,468	$45,209,618	$45,119,202	$47,288,398	$50,561,074

LIABILITIES AND EQUITY
Deposits:
Demand	$12,406,408	$14,176,189	$15,105,305	$15,202,597	$15,062,282
Interest-bearing transaction	18,639,900	18,898,315	19,556,806	21,037,294	22,763,479
Savings	958,443	969,275	978,596	981,493	947,407
Time	1,477,720	1,417,606	1,409,069	1,373,036	1,589,039
Total deposits	33,482,471	35,461,385	37,049,776	38,594,420	40,362,207
Funds purchased and repurchase agreements	1,759,237	1,046,447	800,759	1,224,134	2,004,466
Other borrowings	4,512,280	2,523,195	1,528,887	1,301,358	1,148,440
Subordinated debentures	131,166	131,180	131,199	131,219	131,228
Derivative contracts, net	428,023	445,105	105,221	535,574	682,435
Due on unsettled securities purchases	316,738	575,957	331,428	380,332	519,097
Other liabilities	511,530	408,029	396,510	389,031	565,350
TOTAL LIABILITIES	41,141,445	40,591,298	40,343,780	42,556,068	45,413,223
Total equity	4,841,023	4,618,320	4,775,422	4,732,330	5,147,851
TOTAL LIABILITIES AND EQUITY	$45,982,468	$45,209,618	$45,119,202	$47,288,398	$50,561,074

STATEMENTS OF EARNINGS – UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2023	2022

Interest revenue	$516,729	$283,099
Interest expense	164,381	14,688
Net interest revenue	352,348	268,411
Provision for credit losses	16,000	—
Net interest revenue after provision for credit losses	336,348	268,411
Other operating revenue:
Brokerage and trading revenue	52,396	(27,079)
Transaction card revenue	25,621	24,216
Fiduciary and asset management revenue	50,657	46,399
Deposit service charges and fees	25,968	27,004
Mortgage banking revenue	14,367	16,650
Other revenue	16,970	10,445
Total fees and commissions	185,979	97,635
Other gains (losses), net	2,251	(1,644)
Loss on derivatives, net	(1,344)	(46,981)
Loss on fair value option securities, net	(2,962)	(11,201)
Change in fair value of mortgage servicing rights	(6,059)	49,110
Gain on available for sale securities, net	—	937
Total other operating revenue	177,865	87,856
Other operating expense:
Personnel	182,145	159,228
Business promotion	8,569	6,513
Professional fees and services	13,048	11,413
Net occupancy and equipment	28,459	30,855
Insurance	7,315	4,283
Data processing and communications	44,802	39,836
Printing, postage and supplies	3,893	3,689
Amortization of intangible assets	3,391	3,964
Mortgage banking costs	5,782	7,877
Other expense	8,408	9,960
Total other operating expense	305,812	277,618

Net income before taxes	208,401	78,649
Federal and state income taxes	45,905	16,197

Net income	162,496	62,452
Net income (loss) attributable to non-controlling interests	128	(36)
Net income attributable to BOK Financial Corporation shareholders	$162,368	$62,488

Average shares outstanding:
Basic	66,331,775	67,812,400
Diluted	66,331,775	67,813,851

Net income per share:
Basic	$2.43	$0.91
Diluted	$2.43	$0.91

QUARTERLY EARNINGS TREND – UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratio and per share data)

	Three Months Ended
	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	June 30, 2022	Mar. 31, 2022

Interest revenue	$516,729	$451,606	$363,150	$294,247	$283,099
Interest expense	164,381	98,980	46,825	20,229	14,688
Net interest revenue	352,348	352,626	316,325	274,018	268,411
Provision for credit losses	16,000	15,000	15,000	—	—
Net interest revenue after provision for credit losses	336,348	337,626	301,325	274,018	268,411
Other operating revenue:
Brokerage and trading revenue	52,396	63,008	61,006	44,043	(27,079)
Transaction card revenue	25,621	27,136	25,974	26,940	24,216
Fiduciary and asset management revenue	50,657	49,899	50,190	49,838	46,399
Deposit service charges and fees	25,968	26,429	28,703	28,500	27,004
Mortgage banking revenue	14,367	10,065	11,282	11,368	16,650
Other revenue	16,970	17,034	15,479	12,684	10,445
Total fees and commissions	185,979	193,571	192,634	173,373	97,635
Other gains (losses), net	2,251	8,427	979	(7,639)	(1,644)
Gain (loss) on derivatives, net	(1,344)	4,548	(17,009)	(13,569)	(46,981)
Loss on fair value option securities, net	(2,962)	(2,568)	(4,368)	(2,221)	(11,201)
Change in fair value of mortgage servicing rights	(6,059)	(2,904)	16,570	17,485	49,110
Gain (loss) on available for sale securities, net	—	(3,988)	892	1,188	937
Total other operating revenue	177,865	197,086	189,698	168,617	87,856
Other operating expense:
Personnel	182,145	186,419	170,348	154,923	159,228
Business promotion	8,569	7,470	6,127	6,325	6,513
Charitable contributions to BOKF Foundation	—	2,500	—	—	—
Professional fees and services	13,048	18,365	14,089	12,475	11,413
Net occupancy and equipment	28,459	29,227	29,296	27,489	30,855
Insurance	7,315	4,677	4,306	4,728	4,283
Data processing and communications	44,802	43,048	41,743	41,280	39,836
Printing, postage and supplies	3,893	3,890	4,349	3,929	3,689
Amortization of intangible assets	3,391	3,736	3,943	4,049	3,964
Mortgage banking costs	5,782	9,016	9,504	9,437	7,877
Other expense	8,408	10,108	11,046	9,020	9,960
Total other operating expense	305,812	318,456	294,751	273,655	277,618
Net income before taxes	208,401	216,256	196,272	168,980	78,649
Federal and state income taxes	45,905	47,864	39,681	36,122	16,197
Net income	162,496	168,392	156,591	132,858	62,452
Net income (loss) attributable to non-controlling interests	128	(37)	81	12	(36)
Net income attributable to BOK Financial Corporation shareholders	$162,368	$168,429	$156,510	$132,846	$62,488

Average shares outstanding:
Basic	66,331,775	66,627,955	67,003,199	67,453,748	67,812,400
Diluted	66,331,775	66,627,955	67,004,623	67,455,172	67,813,851
Net income per share:
Basic	$2.43	$2.51	$2.32	$1.96	$0.91
Diluted	$2.43	$2.51	$2.32	$1.96	$0.91

FINANCIAL HIGHLIGHTS – UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratio and share data)

	Three Months Ended
	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	June 30, 2022	Mar. 31, 2022
Capital:
Period-end shareholders' equity	$4,874,786	$4,682,649	$4,509,934	$4,737,339	$4,849,582
Risk weighted assets	$37,192,197	$38,142,231	$36,866,994	$36,787,092	$37,160,258
Risk-based capital ratios:
Common equity tier 1	12.19%	11.69%	11.80%	11.61%	11.30%
Tier 1	12.20%	11.71%	11.82%	11.63%	11.31%
Total capital	13.21%	12.67%	12.81%	12.59%	12.25%
Leverage ratio	9.94%	9.91%	9.76%	9.12%	8.47%
Tangible common equity ratio[1]	8.46%	7.63%	7.96%	8.16%	8.13%
Adjusted tangible common equity ratio[1]	8.22%	7.36%	7.66%	8.10%	8.15%

Common stock:
Book value per share	$73.19	$69.93	$67.06	$69.87	$71.21
Tangible book value per share	$56.42	$53.19	$50.34	$53.22	$54.58
Market value per share:
High	$106.47	$110.28	$95.51	$94.76	$119.59
Low	$80.00	$88.46	$69.82	$74.03	$93.76
Cash dividends paid	$36,006	$36,188	$35,661	$35,892	$36,093
Dividend payout ratio	22.18%	21.49%	22.79%	27.02%	57.76%
Shares outstanding, net	66,600,833	66,958,634	67,254,383	67,806,005	68,104,043
Stock buy-back program:
Shares repurchased	447,071	314,406	548,034	294,084	475,877
Amount	$44,100	$32,429	$49,980	$24,404	$48,074
Average price paid per share[2]	$98.64	$103.14	$91.20	$82.98	$101.02

Performance ratios (quarter annualized):
Return on average assets	1.43%	1.48%	1.38%	1.13%	0.50%
Return on average equity	13.61%	14.48%	13.01%	11.27%	4.93%
Net interest margin	3.45%	3.54%	3.24%	2.76%	2.44%
Efficiency ratio	56.38%	57.87%	57.35%	60.65%	75.07%

Reconciliation of non-GAAP measures:
[1] Tangible common equity ratio and adjusted tangible common equity ratio:
Total shareholders' equity	$4,874,786	$4,682,649	$4,509,934	$4,737,339	$4,849,582
Less: Goodwill and intangible assets, net	1,117,438	1,120,880	1,124,582	1,128,493	1,132,510
Tangible common equity	3,757,348	3,561,769	3,385,352	3,608,846	3,717,072
Add: Unrealized gain (loss) on investment securities, net	(140,947)	(167,477)	(165,206)	(30,305)	6,778
Add: Tax effect on unrealized gain (loss) on investment securities, net	33,149	39,196	38,665	7,093	(1,586)
Adjusted tangible common equity	$3,649,550	$3,433,488	$3,258,811	$3,585,634	$3,722,264

Total assets	$45,524,122	$47,790,642	$43,645,446	$45,377,072	$46,826,507
Less: Goodwill and intangible assets, net	1,117,438	1,120,880	1,124,582	1,128,493	1,132,510
Tangible assets	$44,406,684	$46,669,762	$42,520,864	$44,248,579	$45,693,997

Tangible common equity ratio	8.46%	7.63%	7.96%	8.16%	8.13%

Adjusted tangible common equity ratio	8.22%	7.36%	7.66%	8.10%	8.15%

	Three Months Ended
	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	June 30, 2022	Mar. 31, 2022
Pre-provision net revenue:
Net income before taxes	$208,401	$216,256	$196,272	$168,980	$78,649
Provision for expected credit losses	16,000	15,000	15,000	—	—
Net income (loss) attributable to non-controlling interests	128	(37)	81	12	(36)
Pre-provision net revenue	$224,273	$231,293	$211,191	$168,968	$78,685

Other data:
Tax equivalent interest	$2,285	$2,287	$2,163	$2,040	$1,973
Net unrealized loss on available for sale securities	$(741,508)	$(865,553)	$(935,788)	$(522,812)	$(546,598)

Mortgage banking:
Mortgage production revenue	$(633)	$(3,983)	$(2,406)	$(504)	$5,055

Mortgage loans funded for sale	$138,624	$141,090	$260,210	$360,237	$418,866
Add: current period-end outstanding commitments	71,693	45,492	75,779	106,004	160,260
Less: prior period end outstanding commitments	45,492	75,779	106,004	160,260	171,412
Total mortgage production volume	$164,825	$110,803	$229,985	$305,981	$407,714

Mortgage loan refinances to mortgage loans funded for sale	9%	10%	10%	19%	45%
Realized margin on funded mortgage loans	(1.25)%	(1.10)%	(0.41)%	0.88%	1.64%
Production revenue as a percentage of production volume	(0.38)%	(3.59)%	(1.05)%	(0.16)%	1.24%

Mortgage servicing revenue	$15,000	$14,048	$13,688	$11,872	$11,595
Average outstanding principal balance of mortgage loans serviced for others	21,121,319	18,923,078	19,070,221	17,336,596	16,155,329
Average mortgage servicing revenue rates	0.29%	0.29%	0.28%	0.27%	0.29%

Gain (loss) on mortgage servicing rights, net of economic hedge:
Gain (loss) on mortgage hedge derivative contracts, net	$(1,711)	$4,373	$(17,027)	$(13,639)	$(46,694)
Loss on fair value option securities, net	(2,962)	(2,568)	(4,368)	(2,221)	(11,201)
Gain (loss) on economic hedge of mortgage servicing rights	(4,673)	1,805	(21,395)	(15,860)	(57,895)
Gain (loss) on changes in fair value of mortgage servicing rights	(6,059)	(2,904)	16,570	17,485	49,110
Gain (loss) on changes in fair value of mortgage servicing rights, net of economic hedges, included in other operating revenue	(10,732)	(1,099)	(4,825)	1,625	(8,785)
Net interest revenue on fair value option securities[3]	187	(118)	29	275	383
Total economic benefit (cost) of changes in the fair value of mortgage servicing rights, net of economic hedges	$(10,545)	$(1,217)	$(4,796)	$1,900	$(8,402)
2    Excludes 1 percent excise tax on corporate stock repurchases.
3     Actual interest earned on fair value option securities less internal transfer-priced cost of funds.

LOANS TREND – UNAUDITED
BOK FINANCIAL CORPORATION
(In thousands)

	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	June 30, 2022	Mar. 31, 2022
Commercial:
Healthcare	$3,899,341	$3,845,017	$3,826,623	$3,696,963	$3,441,732
Services	3,563,702	3,431,521	3,280,925	3,421,493	3,351,495
Energy	3,398,057	3,424,790	3,371,588	3,393,072	3,197,667
General business	3,356,249	3,511,171	3,148,783	3,110,309	3,029,660
Total commercial	14,217,349	14,212,499	13,627,919	13,621,837	13,020,554

Commercial real estate:
Multifamily	1,363,881	1,212,883	1,126,700	878,565	867,288
Industrial	1,309,435	1,221,501	1,103,905	953,626	911,928
Office	1,045,700	1,053,331	1,086,615	1,100,115	1,097,516
Retail	618,264	620,518	635,021	637,304	667,561
Residential construction and land development	102,828	95,684	91,690	111,575	120,506
Other commercial real estate	375,208	402,860	429,980	424,963	436,157
Total commercial real estate	4,815,316	4,606,777	4,473,911	4,106,148	4,100,956

Loans to individuals:
Residential mortgage	1,926,027	1,890,784	1,851,836	1,784,729	1,723,506
Residential mortgages guaranteed by U.S. government agencies	224,753	245,940	262,466	293,838	322,581
Personal	1,566,608	1,601,150	1,574,325	1,484,596	1,506,832
Total loans to individuals	3,717,388	3,737,874	3,688,627	3,563,163	3,552,919

Total	$22,750,053	$22,557,150	$21,790,457	$21,291,148	$20,674,429

LOANS MANAGED BY PRINCIPAL MARKET AREA – UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands)

	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	June 30, 2022	Mar. 31, 2022

Texas:
Commercial	$7,103,166	$6,878,618	$6,644,890	$6,645,698	$6,286,125
Commercial real estate	1,675,831	1,555,508	1,448,590	1,339,452	1,345,105
Loans to individuals	992,343	982,700	970,459	934,856	957,320
Total Texas	9,771,340	9,416,826	9,063,939	8,920,006	8,588,550

Oklahoma:
Commercial	3,178,934	3,382,577	3,108,608	3,139,093	2,936,530
Commercial real estate	574,708	582,109	608,856	576,458	552,310
Loans to individuals	2,049,472	2,077,124	2,054,362	1,982,247	1,977,886
Total Oklahoma	5,803,114	6,041,810	5,771,826	5,697,798	5,466,726

Colorado:
Commercial	2,148,066	2,149,199	2,117,181	2,082,688	2,006,357
Commercial real estate	646,537	613,912	565,057	473,231	480,740
Loans to individuals	231,368	241,902	237,981	234,105	236,125
Total Colorado	3,025,971	3,005,013	2,920,219	2,790,024	2,723,222

Arizona:
Commercial	1,115,973	1,124,289	1,103,000	1,085,401	1,086,195
Commercial real estate	881,465	860,947	850,319	766,767	719,970
Loans to individuals	240,556	229,872	225,981	212,870	190,746
Total Arizona	2,237,994	2,215,108	2,179,300	2,065,038	1,996,911

Kansas/Missouri:
Commercial	318,782	310,715	307,456	338,910	336,966
Commercial real estate	489,951	479,968	466,955	458,157	436,740
Loans to individuals	129,580	131,307	125,039	125,584	121,247
Total Kansas/Missouri	938,313	921,990	899,450	922,651	894,953

New Mexico:
Commercial	280,945	263,349	258,754	253,825	272,246
Commercial real estate	449,715	417,008	426,367	431,606	504,632
Loans to individuals	65,770	67,163	68,095	67,026	63,299
Total New Mexico	796,430	747,520	753,216	752,457	840,177

Arkansas:
Commercial	71,483	103,752	88,030	76,222	96,135
Commercial real estate	97,109	97,325	107,767	60,477	61,459
Loans to individuals	8,299	7,806	6,710	6,475	6,296
Total Arkansas	176,891	208,883	202,507	143,174	163,890

TOTAL BOK FINANCIAL	$22,750,053	$22,557,150	$21,790,457	$21,291,148	$20,674,429
Loans attributed to a principal market may not always represent the location of the borrower or the collateral.

DEPOSITS BY PRINCIPAL MARKET AREA – UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands)

	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	June 30, 2022	Mar. 31, 2022
Oklahoma:
Demand	$4,369,944	$4,585,963	$5,143,405	$5,422,593	$5,205,806
Interest-bearing:
Transaction	9,468,100	9,475,528	9,619,419	10,240,378	11,410,709
Savings	564,829	555,407	558,256	561,413	558,634
Time	942,787	794,002	776,306	678,127	817,744
Total interest-bearing	10,975,716	10,824,937	10,953,981	11,479,918	12,787,087
Total Oklahoma	15,345,660	15,410,900	16,097,386	16,902,511	17,992,893

Texas:
Demand	3,154,789	3,873,759	4,609,255	4,670,535	4,552,001
Interest-bearing:
Transaction	4,366,932	4,878,482	4,781,920	5,344,326	4,963,118
Savings	175,012	178,356	179,049	183,708	182,536
Time	321,774	356,538	343,015	333,038	329,931
Total interest-bearing	4,863,718	5,413,376	5,303,984	5,861,072	5,475,585
Total Texas	8,018,507	9,287,135	9,913,239	10,531,607	10,027,586

Colorado:
Demand	1,869,194	2,462,891	2,510,179	2,799,798	2,673,352
Interest-bearing:
Transaction	2,126,435	2,123,218	2,221,796	2,277,563	2,387,304
Savings	72,548	77,961	80,542	82,976	81,762
Time	128,583	135,043	151,064	160,795	165,401
Total interest-bearing	2,327,566	2,336,222	2,453,402	2,521,334	2,634,467
Total Colorado	4,196,760	4,799,113	4,963,581	5,321,132	5,307,819

New Mexico:
Demand	997,364	1,141,958	1,296,410	1,347,600	1,271,264
Interest-bearing:
Transaction	674,328	691,915	717,492	845,442	888,257
Savings	111,771	112,430	113,056	115,660	115,457
Time	137,875	133,625	142,856	148,532	156,140
Total interest-bearing	923,974	937,970	973,404	1,109,634	1,159,854
Total New Mexico	1,921,338	2,079,928	2,269,814	2,457,234	2,431,118

Arizona:
Demand	780,051	844,327	903,296	901,543	947,775
Interest-bearing:
Transaction	687,527	739,628	788,142	792,269	810,896
Savings	16,993	16,496	18,258	17,999	18,122
Time	27,755	24,846	26,704	28,774	27,259
Total interest-bearing	732,275	780,970	833,104	839,042	856,277
Total Arizona	1,512,326	1,625,297	1,736,400	1,740,585	1,804,052

	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	June 30, 2022	Mar. 31, 2022
Kansas/Missouri:
Demand	393,321	436,259	479,459	537,143	553,345
Interest-bearing:
Transaction	1,040,009	694,163	747,981	913,921	1,107,525
Savings	18,292	20,678	19,375	19,943	19,589
Time	13,061	12,963	13,258	13,962	11,527
Total interest-bearing	1,071,362	727,804	780,614	947,826	1,138,641
Total Kansas/Missouri	1,464,683	1,164,063	1,260,073	1,484,969	1,691,986

Arkansas:
Demand	42,312	50,180	43,111	41,084	38,798
Interest-bearing:
Transaction	71,158	56,181	123,273	130,300	122,020
Savings	3,228	3,083	3,098	3,125	3,265
Time	4,775	4,825	5,940	6,371	6,414
Total interest-bearing	79,161	64,089	132,311	139,796	131,699
Total Arkansas	121,473	114,269	175,422	180,880	170,497

TOTAL BOK FINANCIAL	$32,580,747	$34,480,705	$36,415,915	$38,618,918	$39,425,951

NET INTEREST MARGIN TREND – UNAUDITED
BOK FINANCIAL CORPORATION

	Three Months Ended
	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	June 30, 2022	Mar. 31, 2022

TAX-EQUIVALENT ASSETS YIELDS
Interest-bearing cash and cash equivalents	4.28%	4.06%	1.87%	0.83%	0.18%
Trading securities	4.52%	3.70%	2.72%	2.00%	1.71%
Investment securities, net of allowance	1.46%	1.46%	1.42%	2.35%	5.07%
Available for sale securities	2.87%	2.54%	2.21%	1.84%	1.77%
Fair value option securities	5.17%	4.40%	2.98%	2.92%	2.81%
Restricted equity securities	7.34%	5.70%	6.23%	3.30%	2.69%
Residential mortgage loans held for sale	5.79%	5.56%	5.05%	4.22%	3.11%
Loans	6.67%	5.99%	4.89%	3.92%	3.57%
Allowance for loan losses
Loans, net of allowance	6.74%	6.06%	4.94%	3.96%	3.61%
Total tax-equivalent yield on earning assets	5.06%	4.53%	3.71%	2.96%	2.58%

COST OF INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
Interest-bearing transaction	1.91%	1.28%	0.63%	0.22%	0.10%
Savings	0.10%	0.08%	0.05%	0.03%	0.03%
Time	1.95%	1.25%	0.93%	0.68%	0.56%
Total interest-bearing deposits	1.83%	1.22%	0.63%	0.24%	0.12%
Funds purchased and repurchase agreements	3.33%	2.05%	0.72%	0.53%	0.95%
Other borrowings	4.73%	4.08%	2.33%	1.01%	0.38%
Subordinated debt	6.40%	6.16%	5.07%	4.50%	4.02%
Total cost of interest-bearing liabilities	2.43%	1.57%	0.76%	0.31%	0.21%
Tax-equivalent net interest revenue spread	2.63%	2.96%	2.95%	2.65%	2.37%
Effect of noninterest-bearing funding sources and other	0.82%	0.58%	0.29%	0.11%	0.07%
Tax-equivalent net interest margin	3.45%	3.54%	3.24%	2.76%	2.44%

Yield calculations are shown on a tax equivalent basis at the statutory federal and state rates for the periods presented. The yield calculations exclude security trades that have been recorded on trade date with no corresponding interest income and the unrealized gains and losses. The yield calculation also includes average loan balances for which the accrual of interest has been discontinued and are net of unearned income. Yield/rate calculations are generally based on the conventions that determine how interest income and expense is accrued.

CREDIT QUALITY INDICATORS – UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratios)

	Three Months Ended
	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	June 30, 2022	Mar. 31, 2022
Nonperforming assets:
Nonaccruing loans:
Commercial:
Healthcare	$37,247	$41,034	$41,438	$14,886	$15,076
Services	8,097	16,228	27,315	15,259	16,535
Energy	127	1,399	4,164	20,924	24,976
General business	8,961	1,636	2,753	3,539	3,750
Total commercial	54,432	60,297	75,670	54,608	60,337

Commercial real estate	21,668	16,570	7,971	10,939	15,989

Loans to individuals:
Permanent mortgage	29,693	29,791	30,066	30,460	30,757
Permanent mortgage guaranteed by U.S. government agencies	14,302	15,005	16,957	18,000	16,992
Personal	200	134	136	132	171
Total loans to individuals	44,195	44,930	47,159	48,592	47,920

Total nonaccruing loans	$120,295	$121,797	$130,800	$114,139	$124,246
Accruing renegotiated loans guaranteed by U.S. government agencies[1]	—	163,535	176,022	196,420	204,121
Real estate and other repossessed assets	12,651	14,304	29,676	22,221	24,492
Total nonperforming assets	$132,946	$299,636	$336,498	$332,780	$352,859
Total nonperforming assets excluding those guaranteed by U.S. government agencies	$118,644	$121,096	$143,519	$118,360	$131,746

Accruing loans 90 days past due[2]	$76	$510	$120	$3	$307

Gross charge-offs	$3,667	$17,807	$1,766	$1,368	$7,805
Recoveries	(2,898)	(2,301)	(1,309)	(2,167)	(1,824)
Net charge-offs (recoveries)	$769	$15,506	$457	$(799)	$5,981

Provision for loan losses	$14,525	$9,442	$1,111	$(6,158)	$(3,967)
Provision for credit losses from off-balance sheet unfunded loan commitments	2,024	4,609	14,060	6,005	3,268
Provision for expected credit losses from mortgage banking activities	(488)	1,003	(66)	69	621
Provision for credit losses related to held-to maturity (investment) securities portfolio	(61)	(54)	(105)	84	78
Total provision for credit losses	$16,000	$15,000	$15,000	$—	$—

	Three Months Ended
	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	June 30, 2022	Mar. 31, 2022
Allowance for loan losses to period end loans	1.10%	1.04%	1.11%	1.13%	1.19%
Combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments to period end loans	1.37%	1.31%	1.37%	1.33%	1.37%
Nonperforming assets to period end loans and repossessed assets	0.58%	1.33%	1.54%	1.56%	1.70%
Net charge-offs (annualized) to average loans	0.01%	0.28%	0.01%	(0.02)%	0.12%
Allowance for loan losses to nonaccruing loans[2]	235.36%	220.71%	212.37%	250.80%	229.80%
Combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments to nonaccruing loans[2]	294.74%	277.76%	261.83%	294.74%	263.60%
1    The Company adopted FASB Accounting Standards Update No. 2022-02, Financial Instruments - Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures, which eliminates designation of these loans as troubled debt restructurings effective January 1, 2023.
2    Excludes residential mortgage loans guaranteed by agencies of the U.S. government.

SEGMENTS – UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratios)

	Three Months Ended			1Q23 vs 4Q22		1Q23 vs 1Q22
	Mar. 31, 2023	Dec. 31, 2022	Mar. 31, 2022	$ change	% change	$ change	% change
Commercial Banking
Net interest revenue	$266,545	$232,834	$137,011	$33,711	14.5%	$129,534	94.5%
Fees and commissions revenue	55,835	58,881	56,964	(3,046)	(5.2)%	(1,129)	(2.0)%
Combined net interest and fee revenue	322,380	291,715	193,975	30,665	10.5%	128,405	66.2%
Other operating expense	73,504	79,722	65,114	(6,218)	(7.8)%	8,390	12.9%
Corporate expense allocations	17,729	18,007	16,246	(278)	(1.5)%	1,483	9.1%
Net income	176,547	139,374	82,344	37,173	26.7%	94,203	114.4%

Average assets	28,162,934	28,373,856	29,823,905	(210,922)	(0.7)%	(1,660,971)	(5.6)%
Average loans	18,750,426	18,254,559	16,696,428	495,867	2.7%	2,053,998	12.3%
Average deposits	15,861,285	16,832,244	19,595,260	(970,959)	(5.8)%	(3,733,975)	(19.1)%

Consumer Banking
Net interest revenue	$109,381	$53,302	$27,207	$56,079	105.2%	$82,174	302.0%
Fees and commissions revenue	30,581	27,618	33,977	2,963	10.7%	(3,396)	(10.0)%
Combined net interest and fee revenue	139,962	80,920	61,184	59,042	73.0%	78,778	128.8%
Other operating expense	50,198	54,526	48,789	(4,328)	(7.9)%	1,409	2.9%
Corporate expense allocations	11,618	11,972	12,080	(354)	(3.0)%	(462)	(3.8)%
Net income (loss)	50,687	8,996	(7,317)	41,691	463.4%	58,004	(792.7)%

Average assets	9,934,511	10,078,381	10,273,890	(143,870)	(1.4)%	(339,379)	(3.3)%
Average loans	1,747,237	1,725,555	1,672,346	21,682	1.3%	74,891	4.5%
Average deposits	8,248,541	8,617,085	8,746,622	(368,544)	(4.3)%	(498,081)	(5.7)%

Wealth Management
Net interest revenue	$54,106	$34,498	$55,766	$19,608	56.8%	$(1,660)	(3.0)%
Fees and commissions revenue	108,911	114,630	25,023	(5,719)	(5.0)%	83,888	335.2%
Combined net interest and fee revenue	163,017	149,128	80,789	13,889	9.3%	82,228	101.8%
Other operating expense	82,039	82,211	74,620	(172)	(0.2)%	7,419	9.9%
Corporate expense allocations	12,386	12,733	12,071	(347)	(2.7)%	315	2.6%
Net income (loss)	52,427	41,447	(4,521)	10,980	26.5%	56,948	(1,259.6)%

Average assets	11,663,096	12,912,630	21,323,795	(1,249,534)	(9.7)%	(9,660,699)	(45.3)%
Average loans	2,201,622	2,223,275	2,118,780	(21,653)	(1.0)%	82,842	3.9%
Average deposits	7,432,413	7,888,753	9,619,323	(456,340)	(5.8)%	(2,186,910)	(22.7)%
Fiduciary assets	57,457,925	56,060,496	61,095,320	1,397,429	2.5%	(3,637,395)	(6.0)%
Assets under management or administration	102,310,126	99,735,040	101,081,355	2,575,086	2.6%	1,228,771	1.2%